Exhibit 99.1

TPG Specialty Lending, Inc. Schedules Earnings Release and Conference Call To Discuss Its Third Quarter 2014 Financial Results

NEW YORK—(BUSINESS WIRE)—October 10, 2014—TPG Specialty Lending, Inc. (NYSE:TSLX) (“TSL”) announced today that it will release its third quarter 2014 earnings on Monday, November 3, 2014, after the market closes. TPG Specialty Lending, Inc. invites all interested persons to attend its webcast / conference call on Tuesday, November 4, 2014 at 8:00 a.m. (Eastern Time) to discuss its third fiscal quarter 2014 financial results.

Conference Call Information:

The conference call will be broadcast live on the Investor Resources section of our website at http://www.tpgspecialtylending.com. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (877) 359-9508

International: +1 (224) 357-2393

Conference ID: 19189777

All callers will need to enter the Conference ID followed by the # sign and reference “TPG Specialty Lending” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available from approximately 12:00 p.m. (Eastern Time) on November 4th through November 18th through a webcast link located on the Investor Resources section of our website, and via the dial-in numbers listed below:

Domestic: (855) 859-2056

International: +1 (404) 537-3406

Conference ID: 19189777

ABOUT TPG SPECIALTY LENDING, INC.

TSL is a specialty finance company focused on lending to middle-market companies. TSL seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. TSL has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSL is externally managed by TSL Advisers, LLC, an SEC-registered investment adviser. TSL leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $10 billion of assets under management as of June 30, 2014, and the broader TPG platform, a leading global private investment firm with over $66 billion of assets under management. For more information, visit www.tpgspecialtylending.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond TSL’s control and difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

AVAILABLE INFORMATION

TSL’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.tpgspecialtylending.com.

Source: TPG Specialty Lending, Inc.

Investor Relations:

TPG Specialty Lending, Inc.

415-486-5939

IRTSL@tpg.com

or

Press:

Owen Blicksilver PR, Inc.

Jennifer Hurson, 845-507-0571

jennifer@blicksilverpr.com